Exhibit 99.1
Oceaneering Announces McEvoy to Succeed Collins as President and CEO
February 28, 2011 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced that T. Jay Collins will retire from his position as President and Chief Executive Officer (CEO) immediately following the 2011 Annual Meeting of Shareholders, which is scheduled to be held on May 6, 2011. M. Kevin McEvoy, Oceaneering’s Executive Vice President and Chief Operating Officer, has been designated to succeed Mr. Collins as President and CEO.
Mr. McEvoy has been with Oceaneering for 32 years, serving since late February 2010 in his current position. He started his offshore career as an officer in the U.S. Navy working in the areas of diving, salvage, and submarine rescue. During his tenure at Oceaneering, he has held a variety of progressively more responsible domestic and international positions in marketing, administration, and operations.
T. Jay Collins stated, “I am very pleased to turn over the executive leadership of Oceaneering to such a qualified and experienced individual as Kevin, who I have worked with since I joined the company in 1993. I am confident he will continue to manage and plan for the growth of Oceaneering and am positive our business strategy of focusing on deepwater services and products will continue to prosper under his direction.”
Mr. Collins will stand for re-election as a Class I Director at Oceaneering’s May 2011 Annual Meeting of Shareholders. It is anticipated that concurrent with Mr. McEvoy’s appointment as President and CEO after the Annual Meeting of Shareholders, Oceaneering’s Board will also add him as a Class II Director.
Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning: Mr. Collins’ expressed confidence that Mr. McEvoy will continue to manage and plan for the growth of the company; Mr. Collins’ expectation that Oceaneering’s business strategy of focusing on deepwater services and products will continue to prosper under Mr. McEvoy’s direction; and the anticipation that Mr. McEvoy will be added to the Board of Directors as a Class II Director. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering.
Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com.